Exhibit 99.1

NEWS RELEASE

Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600

GEOKINETICS COMPLETES ACQUISITION OF THE ONSHORE SEISMIC BUSINESS OF PETROLEUM GEO-SERVICES

HOUSTON, TEXAS — February 15, 2010 — Geokinetics Inc. (NYSE Amex: GOK) announced today that it has completed its acquisition of Petroleum Geo-Services’ (“PGS”) onshore seismic data acquisition and multi-client data library business (“PGS Onshore”).

“The combination of PGS Onshore and Geokinetics solidifies our position as the clear leader in the onshore seismic data acquisition business,” said Richard F. Miles, President and Chief Executive Officer of Geokinetics. “It not only brings together two strong complementary seismic data acquisition operations, but it also accelerates our strategic initiatives in the multi-client library business.”

“We are pleased to welcome the management and employees of PGS Onshore to our team and look forward to providing our customers worldwide with an expanded array of best-in-class services and data,” said Miles.

The purchase price paid by Geokinetics at closing was $210 million, on a cash free, debt free basis, less a $2.8 million adjustment for estimated net working capital below the included amount of $37.5 million.  The purchase price is subject to certain additional working capital adjustments after closing.

Geokinetics has funded this acquisition through a combination of cash and common stock.  At closing, Geokinetics issued PGS approximately 2.15 million shares, which represented 19.9% of Geokinetics shares outstanding prior to the signing of the purchase agreement, valued for purposes of the transaction at $12.11 per share, or $26.1 million. This amount represents 12% of the Company’s current common shares outstanding.  The remainder of the purchase price, or $183.9 million, was paid in cash. Geokinetics used a portion of the net proceeds from a $300 million senior secured notes offering and a $37 million equity offering completed in December 2009 to finance the cash portion of the acquisition, repay current outstanding indebtedness and for general corporate purposes.

Operationally, Geokinetics’ backlog declined to $190 million as of December 31, 2009, which has and will continue to impact the Company’s operations in the near-term.  Including PGS Onshore’s backlog, the Company’s pro-forma backlog was $378 million as of December 31, 2009.

“In the prevailing climate of general economic uncertainty, our customers are being cautious and are taking longer than normal to award projects. We have numerous bids still outstanding, especially in our high value OBC market, that were bid mid to late last year. However, bid activity is increasing and we remain optimistic that as customer confidence returns, we will see significant awards in the coming months.  In January, we completed our large OBC project in Angola that we started in the fourth quarter of 2008 and are currently demobilizing that crew while awaiting follow-on work,” concluded Miles.

In addition to the above, the Company is providing a summary of changes in its common stock below.

Changes in Common Stock

The Company is providing this update to assist shareholders in understanding recent changes to the Company’s common stock outstanding as well as changes resulting from the closing of the PGS acquisition.  The following is a summary of significant transactions that involved the issuance of the Company’s common stock.  All amounts are approximate.

Common stock outstanding prior to recent significant transactions	10.8 million
Common stock issued through public offering on December 18, 2009	4.0 million
Common stock issued in connection with restructuring of preferred stock on December 18, 2009	0.8 million
Common stock issued through exercise of over-allotment option on January 14, 2010	0.2 million
Common stock issued to PGS in connection with purchase of PGS Onshore on February 12, 2010	2.2 million
Common stock outstanding subsequent to recent significant transactions	18.0 million

ABOUT GEOKINETICS

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry. Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. For more information on Geokinetics, visit www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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